Exhibit 2

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is entered into as of April 7, 2020, by and between Ampersand 2018 Limited Partnership, a Delaware limited partnership (“Ampersand”), and Interpace Biosciences, Inc., a Delaware corporation (the “Company”).

BACKGROUND

WHEREAS, pursuant to a Securities Purchase and Exchange Agreement, dated as of January 10, 2020, the Company issued and delivered 27,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Shares”), to Ampersand in exchange for Ampersand’s 270 shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share, pursuant to the terms and subject to the conditions set forth therein

WHEREAS, the Series B Shares have the designation, powers, preferences and rights, and the qualifications, limitations and restrictions, as specified in the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on January 14, 2020 (the “Certificate of Designation”).

WHEREAS, the Company and Ampersand are parties to that certain Amended and Restated Investor Rights Agreement, entered into as of January 15, 2020 (the “Investor Rights Agreement”), by and among the Company, Ampersand and 1315 Capital II, L.P., a Delaware limited partnership (“1315 Capital”), which establishes certain terms and conditions concerning the rights of and restrictions on 1315 Capital and Ampersand with respect to the ownership of the Series B Shares and other capital stock of the Company.

WHEREAS, the Company and Ampersand desire to enter into this Agreement in order to set forth their mutual understanding with respect to certain consent and voting rights of Ampersand as set forth in the Certificate of Designation and Investor Rights Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, the parties hereby agree as follows:

1.     Shares Subject to this Agreement. Ampersand hereby agrees to vote all Series B Shares registered in its name or beneficially owned by it and/or over which it exercises voting control as of the date of this Agreement and any other Series B Shares legally or beneficially held or acquired by Ampersand after the date hereof or over which it exercises voting control (the “Shares”) in accordance with the provisions of this Agreement.

2.    Proxy.  Ampersand hereby consents to, and agrees to vote (by proxy or otherwise) its Shares in favor of, any Fundamental Action desired to be taken by the Company as determined by the Company’s Board of Directors.  For purposes of this Agreement, “Fundamental Action” shall mean any action proposed to be taken by the Company and set forth in Section 4(d)(i), 4(d)(ii), 4(d)(v) 4(d)(vi), 4(d)(viii) or 4(d)(ix) of the Certificate of Designation or Section 8.5.1.1,

8.5.1.2, 8.5.1.5, 8.5.1.6, 8.5.1.8 or 8.5.1.9 of the Investor Rights Agreement.  Except as set forth in this Section 2, Ampersand shall retain all other rights, including the right to consent to any action other than a Fundamental Action, set forth in Section 4(d) of the Certificate of Designation or Section 8.5 of the Investor Rights Agreement.

3.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

4.     Miscellaneous.

(a)     Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile or email upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed:

 If to the Company to:

Interpace Biosciences, Inc.
Morris Corporate Center 1, Building C
300 Interpace Parkway, Parsippany, NJ 07054
Attention:  Jack E. Stover, President and CEO
Email:  jstover@interpace.com

With a copy to:

Pepper Hamilton LLP
620 Eighth Avenue, 37th Floor
New York Times Building
New York, NY 10018
Attention:  Merrill M. Kraines, Esquire
Email:  krainesm@pepperlaw.com

If to Ampersand to:

Ampersand 2018 Limited Partnership

c/o Ampersand Capital Partners

55 William Street, Suite 240

Wellesley, MA 02481

Attention: Dana L. Niles, Chief Operating Partner

Email: dln@ampersandcapital.com

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:  James T. Barrett, Esq., and Jocelyn Arel, Esq.

Email:  JBarrett@goodwinlaw.com and JArel@goodwinlaw.com

Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. Ampersand and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b)    Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing and signed by Ampersand and the Company. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(c)    Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(d)     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(e)    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f)    Governing Law; Consent to Jurisdiction. This Agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions.

(g)    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

(h)    Entire Agreement.  This Agreement is the entire agreement between the parties regarding the matters addressed herein and it supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral.

(i)    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this SUPPORT AGREEMENT to be executed as of the date first written above.

                                                                                                 INTERPACE BIOSCIENCES, INC.

                                                                                                  By:    /s/ Jack E. Stover

                                                                                                  Name:  Jack E. Stover

                                                                                                  Title:  President & CEO

IN WITNESS WHEREOF, the parties hereto have caused this SUPPORT AGREEMENT to be executed as of the date first written above.

Ampersand 2018 Limited Partnership

By:    AMP-18 Management Company Limited
Partnership, its General Partner

By:    AMP-18 MC LLC, its General Partner

By:   /s/ Herbert H. Hooper

Name:  Herbert H. Hooper

Title: Managing Member